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                            ASSET PURCHASE AGREEMENT

                                     among
                                FiNET.COM, INC.,
                           LOWESTRATE.COM, INC., and
                                 ROBERT J. ROSS

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                                August 20, 1999

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

                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (this "Agreement") dated as of August 20, 1999 among FiNET.COM, INC., a Delaware corporation ("Purchaser"), LOWESTRATE.COM, INC., a Pennsylvania corporation ("Seller"), and ROBERT J. ROSS, an individual ("Shareholder") (Seller and Shareholder are sometimes hereinafter referred to as "Selling Parties").

                                   WITNESSETH

     WHEREAS, Seller is engaged in the business of originating, and processing for sale to wholesale lenders, mortgage loans for single-family residences, condominiums and townhouses; and

     WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, certain of Seller's assets upon the terms and conditions hereinafter set forth;

     WHEREAS, Shareholder owns all of the issued and outstanding shares of the Seller's capital stock and is a party to this Agreement for purposes of certain of the covenants, representations and warranties contained herein.

     NOW, THEREFORE, in consideration of the promises and mutual covenants contained in this Agreement, the parties hereby agree as follows:

                                    ARTICLE I

                           PURCHASE AND SALE OF ASSETS

     1.1. Purchase by Purchaser. Subject to the terms and conditions set forth in this Agreement, at the Closing (as defined in Section 1.4 below), Purchaser agrees to purchase from Seller, and Seller agrees to sell to Purchaser all of Seller's right, title and interest in and to the following assets (collectively, the "Purchased Assets"):

     (a) All machinery, equipment (including, without limitation, computer equipment and software, telephonic systems and other communication and information systems), fixtures and office fumiture, vehicles and other tangible personal property owned by Seller set forth in Schedule 1.1(a);

     (b) The registration for the Internet domain name "lowestrate.com;"

     (c) The business name "Lowestrate. com" and the trademark application for such name and the goodwill related thereto.

     (d) All contracts, leases and agreements listed on Schedule 1.1(d) (collectively, the "Assumed Contracts").

     1.2.   Reserved  Rights.   Seller  reserves  for  itself  a  non-exclusive,
fully-paid, non-assignable license to use the Purchased Assets in connection with its business as described in the recitals hereto until November 30, 1999.

     1.3. Excluded Assets. Anything herein to the contrary notwithstanding, Seller is not selling to Purchaser, and Purchaser is not purchasing any of the assets listed on Schedule 1.3.

     1.4. Assumed Obligations. Purchaser shall assume, as of the Closing, all of the liabilities and obligations of Seller under the Assumed Contracts (the "Assumed Liabilities"). Except for the Assumed Liabilities, Purchaser shall not assume, become responsible for, or incur, any debt, liability, obligation, or commitment of Seller of any nature whatsoever, whether known or unknown, contingent or otherwise.

     1.5. Closing. The sale and purchase of the Purchased Assets (the "Closing") shall occur simultaneously with the execution and delivery of this Agreement at the offices of Severson & Werson, One Embarcadero Center, San Francisco, California or at such other place as shall be mutually agreeable to the parties.

     At the Closing, the following actions shall be taken:

          (a) Purchaser shall deliver:

               (i) to Seller the portion of the Purchase Price due at Closing as required pursuant to Section 2. 1 below;

               (ii) to the Escrow Agent the portion of the Purchase  Price to be held pursuant to the terms of the Escrow Agreement (as defined below); and

               (iii)to Seller an assumption of liabilities  instrument  executed by Purchaser to evidence the assumption by Purchaser of the Assumed Liabilities, in a form reasonably satisfactory to Seller,

          (b) Seller shall deliver assignments and bills of sale and such other documents of transfer executed by Seller necessary to convey the Purchased Assets to Purchaser, each in a form reasonably satisfactory to Purchaser;

          (c) Shareholder and Purchaser shall enter into an employment agreement (the "Employment Agreement"), in the form of Exhibit A attached hereto;

          (d) Seller and Purchaser shall enter into a registration rights agreement (the "Registration Rights Agreement"), in the form of Exhibit B attached hereto;

          (e) Seller and Purchaser shall enter into a services agreement (the "Services Agreement"), in the form of Exhibit C attached hereto;

          (f) Seller and  Purchaser  shall enter into an escrow  agreement  (the
"Escrow   Agreement")  with  Bank  of  San  Francisco   ("Escrow   Agent"),   in
substantially the form of Exhibit D attached hereto;

          (g) Purchaser and Shareholder shall enter into a Covenant Not to Compete, in substantially the form of Exhibit E attached hereto;

          (h) Purchaser and Seller shall enter into a Covenant Not To Compete, in substantially the form of Exhibit F attached hereto;

          (i) Shareholder and Purchaser shall enter into a Consulting Agreement (the "Consulting Agreement"), in substantially the form of Exhibit G attached hereto,

          (j) Seller and Purchaser shall have entered into a Loan and Security Agreement ("Loan Agreement") substantially in the form of Exhibit H hereto.

          (k) Purchaser shall receive the opinion of Duane, Morris & Heckscher LLP, counsel for Seller, in substantially the form of Exhibit I attached hereto;

          (1) Seller shall receive the opinion of Severson & Werson, a Professional Corporation, counsel for Purchaser, in substantially the form of Exhibit J attached hereto;

          (m) Each party shall execute and deliver such other documents or certificates required under this Agreement or reasonably requested by the other parties; and

          (n) Change of Name. Upon request of Purchaser, Selling Parties will take such action and sign, seal, acknowledge, deliver, file and record such instruments as shall be necessary to change Seller's name to a name not including the words "Lowestrate", "Lowestrate.com", "Security National", "Security" or any variation or derivative thereof or any name confusingly similar thereto.

                                   ARTICLE II

                                 PURCHASE PRICE

     2.1. Purchase Price. The purchase price ("Purchase Price") to be paid by Purchaser to Seller in exchange for the Purchased Assets shall be 1,400,000 shares of Purchaser's common stock, $.01 par value per share (the "FiNet Stock"). The FiNet Stock shall be issued to Seller and delivered as follows:
560,000 shares to Seller at Closing and 840,000 shares to Escrow Agent upon Closing (the "Escrowed Shares") to be held pursuant to the Escrow Agreement.

                                   ARTICLE III

                 REPRESENTATIONS AND WARRANTIES REGARDING SELLER

     Seller and Shareholder, jointly and severally, represent and warrant to Purchaser as follows:

     3.1. Organization, Books and Records. Seller is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, with full corporate power and authority to carry on its business as presently conducted by it and to own, lease and operate its properties in the places where it maintains offices and where its properties are owned, leased or operated. Copies of the Articles of Incorporation, as amended, and Bylaws of Seller have been delivered to Purchaser and are true, correct and complete as of the date hereof

     3.2. Authority, Enforceability. The execution, delivery and performance by Selling Parties of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action (corporate or otherwise) on the part of Selling Parties. This Agreement has been duly executed and delivered by or on behalf of Selling Parties. This Agreement constitutes the valid and binding obligation of Selling Parties enforceable against each of them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors rights and general principles of equity.

     3.3 Qualifications, etc. Seller has obtained, and is in compliance with, all necessary licenses, permits, consents, approvals, orders, certificates, authorizations, declarations, registrations and filings required by all federal, state, local and other governmental or regulatory authorities (including, without limitation, any federal, state or local authorities or agencies regulating mortgage brokers, processors, underwriters or originators and their operations) and all courts and other tribunals appropriate for the conduct of the business and operations of Seller as presently conducted by it, and there are no proceedings pending or, to Seller's knowledge, threatened which may result in the revocation, cancellation or suspension, or any adverse modification, of any such licenses, permits, etc., nor, to Seller's knowledge, are there any facts which may give rise to such proceedings. Schedule 3.3 sets forth (a) each jurisdiction in which Seller is duly qualified to do business and in good standing, and (b) each jurisdiction in which Seller is duly licensed, authorized or registered to conduct such business or businesses as are presently conducted by it and the type of business or businesses for which it is so licensed, authorized or registered. Each such qualification, license, authorization and registration (collectively, "Qualification") is validly issued and is in full force and effect and neither the character of the properties owned or held under lease or license by Seller nor the nature of the business presently conducted by Seller requires any additional Qualification in any such jurisdiction or any Qualification in any other jurisdiction, except any such jurisdiction wherein the failure to be so qualified, licensed, authorized or registered would not result in a Material Adverse Change. "Material Adverse Change" or "Material Adverse Effect" or other similar phrase including the word "material" shall mean any adverse change or effect or potential adverse change or effect involving an effect of more than $20,000 upon the assets or liabilities of Seller taken as a whole in any 12-month period.

     3.4. Non-Contravention. Except as set forth in Schedule 3.4, the execution, delivery and performance of this Agreement by Selling Parties and the consummation of the transactions contemplated hereby do not and will not, with or without the giving of notice or the lapse of time, or both, require a consent under, violate, conflict with, result in the breach of or accelerate the performance required by any of the terms, conditions or provisions of the charter documents or by-laws or other governing documents of Seller or any material covenant, agreement or understanding to which the either of Selling Parties is a party or any order, ruling, decree, judgment, arbitration award, law, rule, regulation or stipulation to which either of Selling Parties is subject or constitute a default thereunder or result in the creation of any lien, charge or encumbrance upon any of the Purchased Assets.

     3.5. Regulatory Approvals. Except as set forth in Schedule 3.5, neither of the Selling Parties is required to file, seek or obtain any governmental notice, filing, authorization, approval, order or consent, or any bond in satisfaction of any governmental regulation, in connection with the execution, delivery and performance of this Agreement by Selling Parties.

     3.6. Capitalization of Seller. Seller's authorized capital stock consists of 1,000 shares of common stock, without par value, of which 100 shares are issued and outstanding and owned by Shareholder (the "Common Stock"). All the issued and outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable. There are no outstanding options, warrants or other rights to purchase, obtain or acquire, or any outstanding securities or obligations convertible into or exchangeable for, or any voting agreements with respect to, any shares of capital stock of Seller or any other securities of Seller, and Seller is not obligated, now or in the future, contingently or otherwise, to issue, purchase or redeem capital stock of Seller or any other securities of Seller to or from any person.

     3.7. Subsidiaries and Equity Interests. Transactions with Affiliates. Seller owns no capital stock of or other equity interest in, and has no obligation to form or participate in, any corporation, partnership or other person, and is not a member of or participant in any partnership, joint venture or similar person. Except as set forth in Schedule 3.7, there is no lease, sublease, indebtedness, contract, agreement, commitment, understanding, or other arrangement of any kind entered into by Seller with respect to Seller with any officer, director, or shareholder of Seller or any "affiliate" or "associate" of any of them (as those terms are defined in the Securities Exchange Act of 1934, as amended) (the "Exchange Act"), except, in each case, for management fees and other compensation paid to officers consistent with previously established policies (including normal merit increases in such compensation in the ordinary course of business), reimbursements of ordinary and necessary expenses incurred in connection with their employment, and amounts paid pursuant to existing employee benefit plans listed on Schedule 3.22.

     3.8. Financial Statements. Seller has furnished to Purchaser (a) audited financial statements for Seller consisting of (i) balance sheets at December 31, 1998, 1997 and 1996 and (ii) statements of income, retained earnings and cash flows for the fiscal years ended December 31, 1998, 1997 and 1996, together with the opinion of Markovitz, Starkman & Hornick, Certified Public Accountants thereon and the notes thereto, and (b) unaudited financial statements for Seller consisting of (i) a balance sheet at May 31, 1999 (the "Interim Balance Sheet"), and (ii) statements of income, retained earnings and cash flows for the five months ended May 31, 1999 (the foregoing audited and unaudited consolidated financial statements, reports and notes thereto are hereinafter collectively referred to as the "Financial Statements"). The Financial Statements (A) have been prepared in accordance with generally accepted accounting principles
("GAAP") (except for the unaudited financial statements at and for the period ending May 31, 1999 which are management prepared and do not contain footnotes required by GAAP), and (B) present fairly the financial position of Seller at the dates thereof and the results of operations and cash flows of Seller for the periods then ended. Except as and to the extent reflected or reserved against in the unaudited consolidated balance sheet of Seller at May 31, 1999 or otherwise set forth on Schedule 3.8, at May 31, 1999 Seller had no material liability or obligation (whether absolute or contingent, or accrued or unaccrued) required to be disclosed in financial statements, or in the notes thereto, prepared in accordance with GAAP.

     3.9. Absence of Certain Chanizes or Events. Except as set forth in Schedule 3.9, since May 31, 1999, there has not been:

          (a) any material adverse change in Seller's financial condition or the Purchased Assets taken as a whole;

          (b) any material obligations or liabilities incurred by Seller in the operation of the business presently conducted by it, except trade and other obligations or liabilities in usual amounts and on terms consistent with past practices incurred by Seller in the ordinary course of business;

          (c) any indebtedness for borrowed money incurred by Seller, except indebtedness under existing facilities or incurred in the ordinary course of business; or

          (d) any destruction, damage by fire, accident or other casualty or act of God of or to any of the material properties or assets included in the Purchased Assets, whether or not covered by insurance.

     3.10. Assets Other than Real Property Interests. Seller has good and valid title to all of the Purchased Assets. In each case, the Purchased Assets are free and clear of all mortgages, liens, security interests, pledges, encumbrances, charges, agreements, claims, restrictions and defects of title of any kind except (i) as are set forth in Schedule 3.10, (ii) mechanics', carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business and liens for Taxes (as defined in Section 3.19) which are not due and payable or being contested in good faith by appropriate proceedings, and (iii) other imperfections of title or encumbrances, if any, which mortgages, liens, security interests and encumbrances do not, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the business of Seller as is presently conducted by it.

     3.11. Real Property Owned and Leased. Schedule 3.11 contains a complete and accurate list and description of all real property leased now or in the past by Seller (the "Leased Property"). Seller has good and valid title to the leasehold estates in all real property and interests in real property leased by it. In each case, these property interests are free and clear of all mortgages, liens, security interests, pledges, leases, subleases, encumbrances, charges, assignments, easements, claims or other restrictions and defects of title, except (i) as are set forth in Schedule 3.11, (ii) liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings, and
(iii) which do not impair the current or intended use or diminish the value of the property affected to any material extent.

     3.12. Intellectual Property. Seller owns no patents or patent applications.
Schedule 3.12 sets forth a complete and accurate listing of all trademarks, trade names, service marks and copyrights (collectively, the "Intellectual Property") owned, licensed, used or held for use in the conduct of Seller's businesses as presently conducted by it, whether registered or unregistered (including the date and serial number), and any applications or registrations therefor. Except as set forth in Schedule 3.12, Seller solely owns free and clear of any payments or encumbrances other than royalties which in the aggregate are not material to the conduct of the Seller's business as presently conducted by it, all such Intellectual Property. Except as set forth in Schedule 3.12, there is no claim or demand of any person pertaining to, or any proceedings which are pending or, to the knowledge of Seller, threatened, which challenge the exclusive rights of Seller in respect of any Intellectual Property whether registered or unregistered. No Intellectual Property is subject to any agreement restricting the use thereof or any outstanding order, ruling, decree, judgment or stipulation by or with any court, arbitrator or administrative agency. There are no agreements or licenses between Seller and any other person or entity which may have been terminated or expired prior to the date of this Agreement and under which Seller has granted rights or licenses in the Intellectual Property to such other persons or entities or granted an option to acquire such rights or licenses, which rights or licenses or the option to acquire the same survived such termination or expiration. Except as set forth in
Schedule 3.12, no person or entity has any licenses under any of the Intellectual Property. Notwithstanding the foregoing, Seller makes no representation or warranty as to the registrability or enforceability of any Intellectual Property for which registration has not been sought or for which registration has not been granted, or which is not presently being used by Seller in its business as presently conducted by it. Moreover, Seller makes no representation or warranty with regard to the use of the Intellectual Property with services not presently provided by or not presently proposed to be provided by Seller in its business as presently conducted by it.

     Seller has registered with Internic the domain name "lowestrate.com".

     3.13. Insurance. Schedule 3.13 sets forth a complete and accurate list of all casualty, directors and officers liability, general liability (including product liability) and all other types of insurance maintained by Seller, together with the carriers and liability limits for each such policy. Each policy is duly in force, and no notice has been received by Seller from any insurance carrier purporting to cancel or reduce coverage under any such policy. Seller is current in all premiums or other payments due thereunder. Schedule
3.12 identifies which insurance policies are "occurrence" or "claims made".

     3.14. Commitments. Schedule 3.14(a) lists all contracts, leases, agreements and arrangements, whether written or oral, to which Seller is a party. Except as set forth in Schedule 3.14(b), all material agreements, contracts, leases, licenses, commitments or instruments of Seller listed in Schedule 3.14(a) (collectively, the "Contracts") are valid and binding, in full force and effect and are enforceable by Seller in accordance with their respective terms, other than such failures to be so valid and binding, in full force and effect or enforceable which would not, either individually or in the aggregate, result in a material adverse change to the financial condition of Seller or the Purchased Assets taken as a whole. Except as set forth in Schedule 3.14(b), Seller has performed all material obligations required to be performed by it to date under the Contracts, and it is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect and, to Seller's knowledge, no other party to any of the Contracts is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder. Seller has provided to Purchaser a true and correct copy of each of the Contracts.

     3.15. Qualification as Mortgage Broker. Seller is in good standing and eligible as a mortgage broker under applicable laws, rules, regulations and procedures promulgated by each of the states in which Seller acts as a broker with respect to mortgage loans. Schedule 3.15 sets forth a list of all mortgage broker transactions processed by Seller during 1998 and during the seven months ended July 31, 1999.

     3.16. Origination Representations and Warranties, No Recourse. The representations and warranties made by Seller to investors, applicants, and lenders and prospective lenders with respect to each mortgage loan brokered by Seller were true and correct. Except as set forth on Schedule 3.16, no mortgage loan previously brokered by Seller has been brokered or sold with recourse.

     3.17. Purchase of Mortgage Loans, Payments to Brokers.

          (a) All payments made by any person to Seller or Shareholder or by Seller or Shareholder to any person, or between Seller and Shareholder in connection with any mortgage loan (i) comply with all federal and state laws and regulations, including the Real Estate Settlement Procedures Act of 1974 and the Truth-in-Lending Act, and (ii) have been disclosed to each applicable mortgagor to the extent required by federal or state law or regulation. All fees and other compensation paid or received by any of the Selling Parties comply with all applicable state and federal limitations on such fees or compensation.

          (b) All state and federal disclosure requirements applicable to mortgage brokers have been complied with in connection with mortgage loans for which broker services, including table funding services, were performed by Seller.

          (c) The attached Schedule 3.17(c) constitutes a full and complete list of all mortgage loan brokers who have referred, arranged, brokered or sold to Seller mortgage loan applications, mortgage loan applicants, or mortgage loans during 1998 and during the six months ended July 31, 1999. Except as set forth on Schedule 3.17, each such broker is a party to a loan broker agreement with Seller.

          (d) The attached Schedule 3.17(d) constitutes a full and complete list of all lenders to which Seller has brokered mortgage loan applications, mortgage loan applicants, or mortgage loans during 1998 and during the seven months ended July 31, 1999. Except as set forth on Schedule 3.17(d), each such lender is a party to a written agreement with Seller.

     3.18. Legal Proceedings. Seller is not engaged in or a party to, or, to the knowledge of Seller, threatened with, any suit, investigation, legal action or other proceeding before any court, administrative agency, arbitration panel or other similar authority which (i) involves the possibility of liability of Seller (whether or not covered by insurance), (ii) seeks injunctive relief, or
(iii) relates to the transactions contemplated by this Agreement, and Seller knows of no basis for any such suit, investigation, legal action or proceeding. There are no outstanding orders, rulings, decrees, judgments or stipulations by or with any court, administrative agency, arbitration panel or other similar authority which are applicable to Seller or the Purchased Assets or which challenge or otherwise relate to the transactions contemplated by this Agreement. There is no lawsuit or claim by Seller pending, or which Seller intends to initiate, against any other person.

     3.19. Taxes. Except as set forth in Schedule 3.19, all federal, state, local and foreign tax Returns (as defined below) required to be filed by or with respect to Seller and any predecessor corporations in respect of Taxes (as defined below) have been filed with the appropriate tax authorities, and each such Return is true, accurate and complete in all material respects. All amounts shown by such Returns to be due and payable and all Taxes for which no Returns are required to be filed have been timely paid. Seller has delivered to Purchaser correct and complete copies of all material Returns of Seller that have been filed for taxable periods ending within the past five years. Except as and to the extent reflected or reserved against in the Interim Balance Sheet or as described in the notes thereto, at May 31, 1999 Seller had no liability for Taxes. All Taxes for periods after May 31, 1999 that should be reserved on the books of Seller in accordance with GAAP and Seller's past practice have been so reserved, and all estimated tax payments required to be made have been made. Except as set forth in Schedule 3.19, there have been no audits or examinations by any taxing authority relating to Taxes of Seller during the past six years. No taxing authority has given notice that it will commence any such audit or examination, and no taxing authority is asserting (either orally or in writing) or, to the knowledge of Seller, threatening to assert any deficiency or claim relating to Taxes of Seller, and no liens for Taxes have been filed and are currently outstanding with respect to any of the Purchased Assets. There is no agreement or waiver currently in effect extending the period for assessment or collection of any Taxes. None of the assets of Seller are treated as "tax exempt use property" within the meaning of Section 168(h) of the United States Internal Revenue Code of 1986, as amended (the "Code"), and Seller has not filed a consent under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in
Section 341(f)(4) of the Code) owned by Seller, and Seller is not, nor has it been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code. Seller is not, nor has it ever been, a party to a tax sharing, tax indemnity or tax allocation agreement, and Seller has not assumed the tax liability of any other person under contract. Seller is not, nor has it ever been, a member of an affiliated group filing a consolidated federal income tax Return, and Seller has no liability for the Taxes of any individual or entity under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise. Schedule 3.19 contains accurate and complete descriptions of all material tax elections affecting Seller that remain in effect. Except as set forth in Schedule 3.19, Seller is not required to include in income any adjustment pursuant to Section 481 of the Code (or similar provisions of other laws or regulations) in its current or in any future taxable period by reason of a change in accounting method nor does Seller have any knowledge that the Internal Revenue Service (or other taxing authority) has proposed or is considering proposing any such change in accounting method. As used herein, (A) "Taxes" shall mean all federal, state, county, local, municipal, foreign and other taxes, assessments, duties or similar charges of any kind whatsoever, including all corporate franchise, income, sales, use, ad valorem, receipts, value added, profits, license, withholding, payroll, employment, excise, premium, property, customs, net worth, capital gains, transfer, stamp, documentary, social security, environmental, alternative minimum, occupation, recapture and other taxes, and including any interest, penalties and additions imposed with respect to such amounts, and (B) "Return" or "Returns" shall mean all returns, declarations of estimated tax payments, reports, estimates, information returns and statements, including any related or supporting information with respect to any of the foregoing, filed or to be filed with the United States or any state, county, local, foreign or other governmental authority or subdivision or agency thereof in connection with the determination, assessment, collection or administration of any Taxes.

     3.20. Compliance with Laws, Government Permits.

          (a) Except as set forth in Schedule 3.20, Seller has complied, and is now in compliance with, with all federal, state, local and foreign laws, ordinances and regulations (including, without limitation, those relating to employment and employment practices, and occupational safety and health) applicable to Seller, except where noncompliance would not have a Material Adverse Effect.

          (b) No claims or complaints from any governmental authorities or other parties have been asserted or received by Seller which are still pending or outstanding and, to the knowledge of Seller, none is threatened, that Seller is in material violation of any applicable building, zoning, occupational safety and health, or similar law, ordinance or regulation in relation to its offices or equipment, or the operation thereof, or of any applicable fair employment, equal opportunity or similar law, ordinance or regulation.

          (c) Seller has not received notice from any governmental authorities of any pending proceedings to take all or any part of the properties leased by Seller by condemnation or right of eminent domain and, to the knowledge of Seller, no such proceedings are threatened.

          (d) Neither Seller, nor, to Seller's knowledge, any director, officer, agent, employee, or other person associated with or acting on behalf of Seller, has, directly or indirectly: used any funds by or on behalf of Seller for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity; made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; established or maintained any unlawful or unrecorded fund of corporate moneys or other assets; made any false or fictitious entry on the books or records of Seller; made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment; or made any bribe, kickback or other payment of a similar or comparable nature, whether lawful or not, to any person or entity, private or public, regardless of form, whether in money, property, or services, to obtain favorable treatment in securing business or to obtain special concessions, or to pay for favorable treatment for business secured or for special concessions already obtained.

          (e) Seller has no knowledge of any noncompliance by Seller with applicable laws and regulations which would cause the cancellation of any insurance coverage provided by any private mortgage insurance companies.

          (f) Seller is in compliance with all state and federal consumer credit laws and regulations, including without limitation, the Real Estate Settlement Procedures Act of 1974, the Trust-in-Lending Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Civil Rights Act of 1866, the Home Mortgage Disclosure Act, and the Fair Credit Reporting Act. Seller is also in compliance with all audit requirements, orders or decrees resulting from any audit by any federal or state regulatory authority.

          (g) Seller has not sold, transferred or assigned any applicant lists, applicant loan files, or any other consumer financial information to any other person, except as authorized or permitted by applicable state or federal law. Seller has complied with all state or federal advertising and solicitation requirements applicable to the its business as presently conducted by it.

     3.21. Environment. Except as set forth in Schedule 3.21, (a) no Hazardous Material (as defined below) is located on, at, in, under or about any real property, including any buildings, structures, fixtures, improvements, interests, privileges, easements and appurtenances related thereto which are leased or operated by Seller ("Premises") in a manner which violates any Environmental Requirement (as defined below), or for which clean-up or corrective action of any kind could be required or is otherwise authorized under any Environmental Requirement; (b) no risk to human health or the environment exists as a result of any Hazardous Material previously or currently located on, at, in, under or about the Premises; (c) no releasing, emitting, discharging, leaching, dumping, disposing of any Hazardous Material from the Premises onto or into any other property or from any other property onto or into the Premises has occurred or is occurring in violation of any Environmental Requirement, or for which clean-up or corrective action of any kind could be required or is otherwise authorized under any Environmental Requirement, or which could pose a risk to human health or the environment; (d) Seller has not received any notice of violation, lien, complaint, suit, order or other notice with respect to the environmental condition of the Premises or regarding the disposal or release of Hazardous Materials from the Premises onto any other property; (e) Seller does not currently operate, nor in the past has owned or operated, any property that is on the "National Priorities List" or the CERCLA list of the U.S. Environmental Protection Agency ("EPN'), or any similar state list, or is the subject of any federal, state or local investigation evaluating whether any remedial action is needed to respond to a release of any Hazardous Material into the environment; (f) Seller or any of its predecessors has not filed or otherwise provided any notice under any federal, state or local law indicating past or present treatment, storage or disposal of a Hazardous Material into the environment; (g) Seller has no contingent liability in connection with the generation, treatment, storage, disposal or any release of any Hazardous Material into the environment; (h) none of the operations of Seller involves or has ever involved the treatment, storage or disposal of a Hazardous Material;
(i) Seller, nor, to Seller's knowledge, any lessee, prior owner or other person, has not disposed of or arranged for the disposal of any Hazardous Material on any premises which are currently or have in the past been leased or operated by Seller; 0) Seller has not disposed of, or arranged for the disposal of, any Hazardous Material on any premises not owned by Seller that is on EPA's National Priorities List or the CERCLA list or any similar state list, or which is or reasonably could be the subject of any clean-up action by a federal or state agency, or by a third party who could seek reimbursement of clean-up expenses from Seller under federal or state law; (k) to Seller's knowledge, no underground storage tanks or surface impoundments are on any Premises; (1) to Seller's knowledge, no information exists indicating that any person (including past or present employees) may have his health impaired as a result of exposure to any Hazardous Materials located on, at, in, under or about the Premises; and
(m) to Seller's knowledge, Seller and all third parties, with respect to any conduct of such parties that might result in liability to Seller, are currently and have at all times in the past been in full compliance with all applicable Environmental Requirements. For the purpose of this Agreement, the following terms shall have the following meanings:

     The  term   "Hazardous   Materials"   means  any  material,   substance  or
constituent, including any PCBs, pollutants, solid wastes, explosive or regulated radioactive materials or substances, hazardous or toxic materials, substances, wastes or chemicals, petroleum (including crude oil or any fraction thereof) or petroleum distillates, asbestos or asbestos containing materials, materials listed in 49 C.F.R. Section 172.101 and materials defined as hazardous substances pursuant to Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. sections 9601 et seq.), as amended ("CERCLA"), that, whether by its nature or its use, is subject to regulation under, or forms the basis for liability under, any Environmental Requirement.

     The term "Environmental Requirement" means current or future obligations, duties or requirements arising out of or related to any laws, ordinances, statutes, codes, rules, regulations, orders, judicial decisions, judgments, decrees, governmental restrictions, directives, policies, guidelines, permits or licenses addressing environmental, health or safety issues or requirements of or by any federal, state or local government agency, including but not limited to, CERCLA, the Hazardous Materials Transportation Act (49 U. S. C.sections 1801 et seq.), the Resource Conservation and Recovery Act (42 U. S. C. sections 6901 et seq.), the Toxic Substances Control Act (15 U.S.C. sections 2601 et seq.) the Clean Air Act (42 U. S. C. sections 7401 et seq.), the Federal Water Pollution Control Act (3 2 U. S. C. sections 1251 et seq.) and the Safe Drinking Water Act (32 U.S.C. sections 300f et seq.), in each case as may be amended from time to time, any regulation pursuant to any of the above laws, and including, but not limited to, any obligations, duties or requirements arising out of or related to Hazardous Materials under common law or foreign law.

     3.22. Benefit Plans, Termination and Severance Agreements.

     (a) Seller's only current and past employee benefit plan is a fully insured health benefit plan listed on Schedule 3.22 (the "Employee Benefit Plan"). With respect to the Employee Benefit Plan: (i) the Company is, and always has been, in compliance with the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code and the regulations promulgated thereunder; (ii) there has been no violation of ERISA's fiduciary obligations nor have there been any prohibited transactions; (iii) there does not exist any liability for any federal, state or local taxes; and (iv) all reports required to be filed with all governmental entities with respect to the Employee Benefit Plan have been so filed.

     (b) Except as set forth on Schedule 3.22, Seller is not a party to any employment, consulting, termination or severance agreement, contract, arrangement or understanding (whether oral or written) with any employee or consultant or former employee or consultant of Seller that is not terminable by its terms at will by Seller without cost or penalty.

     3.23. Employee and Labor Matters. Except as set forth in Schedule 3.23, Seller is not a party to any collective bargaining agreement or other contract with or commitment to any labor union or association representing any employee of Seller nor does any labor union or collective bargaining agent represent any employees of Seller. No such agreement, contract or other commitment has been requested by, or is under discussion by management of Seller (or any management group or association of which Seller is a member or otherwise a participant) with any group of employees or others nor are there any other current activities known to Seller to organize any employees of Seller into a collective bargaining unit. There are no pending or, to the knowledge of Seller, threatened union grievances against Seller as to which there is a reasonable possibility of a material adverse determination. Seller is not engaged in any unfair labor practice. There is no unfair labor practice complaint pending or, to the knowledge of Seller, threatened against Seller. Except as disclosed in Schedule 3.23, there is, and during the past two years there has been, no labor strike, dispute, slow-down, union organizing activity or work stoppage pending or, to the knowledge of Seller, threatened against Seller. Except as set forth in
Schedule 3.23, there are no pending or, to the knowledge of Seller, threatened charges against Seller or any current or former employee, officer or director of Seller before the Equal Employment Opportunity Commission, or any state or local agency responsible for the prevention of unlawful or discriminatory employment practices. Seller is in compliance with all applicable laws and regulations respecting employment discrimination in employment, occupational safety and health, the Immigration Reform and Control Act of 1986 and wages and hours and Seller has received no notice from any governmental entity, any claim, action or proceeding involving Seller nor is any investigation or hearing by any such entity threatened in connection with such laws and regulations.

     All employees of Seller are authorized for employment by Seller in the United States in accordance with the Immigration and Naturalization Act, as amended, and regulations promulgated under that statute. No allegations of immigration-related unfair employment practices have been made with the Equal Employment Opportunity Commission or the Special Counsel for Immigration-Related Unfair Employment Practices. Seller has completed and retained in accordance with the Immigration and Naturalization Service regulations a Form I-9 for all employees of Seller. None of the employees currently employed by Seller is authorized for employment in the United States pursuant to a nonimmigrant visa which authorizes the employee to be employed by Seller.

     3.24. Powers of Attorney. There are no outstanding powers of attorney or similar authorizations given by Seller.

     3.25. Warehouse Lending. Seller has no existing funding or warehouse lending agreement with a warehouse lender.

     3.26. No Brokers. Neither Seller nor any of Seller's directors, officers or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby, other than Legg Mason Wood Walker, Incorporated, which Seller has retained as financial advisor the fees and expenses of which Seller shall be responsible.

     3.27. No Undisclosed Material Liabilities. There are no liabilities of Seller of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation, set or set of circumstances which could reasonably be expected to result in such liability, other than liabilities provided for in the Balance Sheet or disclosed in the notes thereto; liabilities disclosed on the schedules hereto and other undisclosed liabilities which, individually or in the aggregate, are not material to Seller's financial condition or results of operations.

     3.28. Disclosure of Material Facts. The representations and warranties contained in Article III of this Agreement and in the Schedules hereto do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained herein or therein not misleading.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser hereby represents and warrants to Seller as follows:

     4.1. Organization. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, with full corporate power and authority to carry on its business as presently conducted by it and to own, lease and operate its properties in the places where it maintains offices and where its properties are owned, leased or operated.

     4.2. Authority. Enforceability. The execution, delivery and performance by Purchaser of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes the valid and binding obligation of Purchaser enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors rights and general principles of equity.

     4.3. Non-Contravention. The execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby do not and will not, with or without the giving of notice or the lapse of time, or both, violate, conflict with, result in the breach of or accelerate the performance required by any of the terms, conditions or provisions of the charter documents or by-laws or other governing documents of Purchaser or any material covenant, agreement or understanding to which Purchaser is a party or any order, ruling, decree, judgment, arbitration award, law, rule, regulation or stipulation to which Purchaser is subject or constitute a default thereunder or result in the creation of any lien, charge or encumbrance upon any of the properties or assets of Purchaser.

     4.4. Regulatory Approvals. Purchaser is not required to file, seek or obtain any governmental notice, filing, authorization, approval, order or consent, or any bond in satisfaction of any governmental regulation, in connection with the execution, delivery and performance of this Agreement by Purchaser.

     4.5. No Brokers. Neither Purchaser nor any of Purchaser's directors, officers or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

     4.6. Absence of Certain Changes. Except as disclosed in Purchaser's filings with the Securities and Exchange Commission, since April 30, 1999, there has not been any material adverse change in the business, properties or assets of Purchaser.

     4.7. Litigation, Compliance with Laws. There is no litigation pending or, to Purchaser's knowledge, threatened against or related to Purchaser, nor any failure to comply with violation of or any default under, any law, permit or court order applicable to Purchaser in each case which might have a material adverse effect on the ability of Purchaser to execute, deliver and perform this Agreement or on the ability of Purchaser to consummate the transactions contemplated hereby.

     4.8. Capitalization. Purchaser's total authorized capital stock consists of 150,000,000 shares of common stock, $.01 par value per share, of which 91,414,329 shares were issued and outstanding on August 18, 1999, all of which have been validly issued, and are fully paid and non-assessable, and 100,000 shares of Preferred Stock, none of which shares are presently issued.

     4.9. Issuance of the Shares. The shares of FiNet Stock, when issued and delivered at Closing pursuant to and in accordance with the terms of this Agreement, (i) will have been validly issued, fully paid and non-assessable,
(ii) will be free and clear of any liens, encumbrances, security interests, pledges, restrictions and defects in title of any kind (other than restrictions imposed by the Securities Act of 1933, as amended (the "Securities Act")), and
(iii) will have been issued without violation of any preemptive or other right to purchase Purchaser's common stock. Neither Purchaser nor any person acting on behalf of Purchaser has offered or will offer the FiNet Stock, or any part thereof, or any similar securities of issue and sale to, or has solicited or will solicit any offer to acquire any of the same from, any person so as to bring the issuance and sale of the FiNet Stock within the provisions of the registration and prospectus delivery requirements of the Securities Act.

     4.10. Other Securities and Financial Statement Matters. Except for the amendment to the Form 8-K dated May 15, 1998 and the Quarterly Reports on Form 10-QSB for the periods ending July 31, 1998 and October 31, 1998), Purchaser has duly filed in a timely manner (without any permitted extension) all reports and any other applications and reports required to be filed by Purchaser with the SEC under the Exchange Act (the "SEC Reports"). The SEC Reports (including, in each case, without limiting the generality thereof, the audited and unaudited financial statements of Purchaser included therein) when filed contained all statements required to be stated therein in accordance with the Exchange Act and did not contain any untrue statement of material fact or omit to state a material fact necessary to make any of the statements contained therein not misleading in light of the circumstances under which they were made and otherwise complied in all material respects with the applicable requirements of the Exchange Act. All of the shares of FiNet Stock will be issued in accordance with, or were exempt from, the registration and prospectus delivery requirements of the Securities Act. The consolidated financial statements included in the SEC Reports comply as to form with the requirements of Regulation S-X or Regulation S-B, as the case may be, and are derived from the applicable books and records of Purchaser, have been prepared to conformity with GAAP (as required by Regulation S-X or Regulation S-B, as the case may be) and present fairly the financial condition, results of operations, changes in security holders' equity and cash flows of Purchaser on a consolidated basis, as at the close of business, or for the period ended, on the date of each of such financial statements.

                                    ARTICLE V

                        FURTHER AGREEMENTS AND ASSURANCES

     5.1. Employee Matters. Schedules 5.1(a) and 5.1(b) set forth lists of all persons employed by Seller in its business as presently conducted by it (the "Employees"). As of the Closing, Seller shall terminate and Purchaser shall offer employment to all persons presently employed by Seller listed on Schedule
5.1 (a) As of November 3 0, 1999 Seller shall terminate and Purchaser shall offer employment to all persons presently employed by Seller listed on Schedule 5.l(b). Effective upon termination by Seller, Purchaser expressly assumes any and all liability with respect to the Employees that arises under the Federal Workers Adjustment and Retraining Act or any equivalent state statute. Effective upon employment by Purchaser, Purchaser expressly assumes all employment related responsibilities, liabilities, obligations and benefits associated with the Employees arising out of or related to service after the date of such employment. Purchaser shall include each Employee's term of employment with Seller in determining such Employee's rights under any employee benefit plan which give credit for or takes into account past service for purposes of determining the benefit, such as, earned vacation days per year, incentive programs for years of service for hourly employees, etc. Purchaser does not assume any of Seller's liabilities to its employees including, but not limited to, any liabilities under any severance, bonus, employment agreement, or other arrangement arising out of or related to service prior to Closing.

     5.2. Further Action. Subject to the terms and conditions provided in this Agreement, each of the parties agrees to use its reasonable best efforts to take promptly all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using its reasonable best efforts to obtain all necessary waivers, consents and approvals, effecting all necessary registrations and filings, and defending any lawsuits or other proceedings, whether judicial or administrative, challenging this Agreement or the consummation of any of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed.

     5.3. Vesting of Escrowed Shares. The Escrowed Shares, as defined in Section
2. 1, shall vest and shall be delivered to Seller, subject to the terms and conditions of the Escrow Agreement, as follows:

          (a) 320,000 shares on August 21, 2000 provided that Shareholder shall, at such vesting date, be in the employment of Purchaser or any affiliate of Purchaser and shall not have resigned or been terminated for Cause (as defined in the Employment Agreement), by such employer; provided however, that if Shareholder's employment terminates for any reason other than (A) for Cause (as defined in the Employment Agreement) or (B) Shareholder's voluntary resignation other than for Good Reason (as defined in the Employment Agreement), this installment of the FiNet Stock shall no longer be subject to the conditions provided in this Section 5.3(a). In addition, notwithstanding the foregoing, if there is a Change in Control (as defined in the Consulting Agreement), this installment of the FiNet Stock shall vest immediately on the date of such Change in Control.

          (b) 100,000 shares on August 21, 2000 provided that the conditions set forth in Section 5.3 (a) shall have been satisfied and that the further conditions set forth in Schedule 5.3(b) shall have been satisfied;

          (c) 320,000 shares on August 18, 2001 provided that Shareholder shall, at such vesting date, be in the employment of Purchaser or any affiliate of Purchaser and shall not have resigned or been terminated for Cause (as defined in the Employment Agreement), by such employer; provided however, that if Shareholder's employment terminates for any reason other than (A) for Cause (as defined in the Employment Agreement) or (B) Shareholder's voluntary resignation other than for Good Reason (as defined in the Employment Agreement), this installment of the FiNet Stock shall no longer be subject to the conditions provided in this Section 5.3(c). In addition, notwithstanding the foregoing, if there is a Change in Control (as defined in the Consulting Agreement), this installment of the FiNet Stock shall vest immediately on the date of such Change in Control.

          (d) 100,000 shares on August 18, 2001 provided that the conditions set
forth in  Section  5.3(c)  shall  have   been  satisfied  and  that the  further
conditions set forth in Schedule 5.3(d) shall have been satisfied.

                                   ARTICLE VI

                                    SURVIVAL

     6.1. Survival. The representations, warranties and covenants set forth in this Agreement shall survive the Closing Date. All representations and warranties contained in this Agreement (including the attached exhibits and schedules, or in any certificate delivered with respect thereto) will remain in full force and effect for two years following the Closing. All such representations and warranties described above shall survive after the two-year period with respect to any claim made by Purchaser, Purchaser's Affiliates (as defined in Section 7.1 below), Seller, Shareholder or Selling Parties' Affiliates (as defined in Section 7.2 below), as the case may be, prior to the expiration thereof until, and shall expire when, such claim is finally resolved.

                                   ARTICLE VII

                                 INDEMNIFICATION

     7.1. Indemnification by Selling Parties. Selling Parties, jointly and severally, shall indemnify, defend, save and hold harmless Purchaser and any of its affiliates and any of its and their respective directors, officers, employees or agents ("Purchaser's Affiliates") from and against any and all damage, liability, loss, penalty, expense, assessment, judgment or deficiency of any nature whatsoever (including, without limitation, reasonable attorneys' fees and expenses, consultants' and investigators' fees and expenses, and other costs and expenses incident to any suit, action or proceeding or any investigation of any environmental condition by Purchaser) (together, "Losses") incurred or sustained by Purchaser or any of Purchaser's Affiliates which shall arise out of or result from (i) any breach of any representation and warranty given or made by Shareholder or by Seller herein; (ii) Seller's use or occupancy of the Leased Property, including but not limited to any liability related to the release discharge, disposal, handling, use, distribution, storage, transportation, remediation or removal of any Hazardous Materials by, or resulting from the act or omission of, Seller, any entity in which Seller owns an interest, or any of their respective officers, directors, shareholders, employees, agents, contractors, lessees or sublessees, occurring any time prior to or after the Closing; (iii) the noncompliance with or nonperformance of any agreement, obligation or covenant of Seller under this Agreement; or (iv) the operation of its business by Seller prior to the Closing.

     Any  claims for  indemnification  under  this  Section  7.1 must be made by written notice to Selling Parties and, with respect to claims for indemnification arising in connection with any breach of any representation or warranty given or made by Seller, within the applicable time period specified in
Section 6.1.

     7.2. Indemnification by Purchaser. Purchaser shall indemnify, defend, save and hold harmless Seller, Shareholder and any of their respective directors, officers, employees, agents, representatives or beneficiaries ("Selling Parties' Affiliates") from and against any and all Losses incurred or sustained by Seller or any of Selling Parties' Affiliates which shall arise out of or result from
(i) any breach of any representation and warranty given or made by Purchaser herein; (ii) the noncompliance with or nonperformance of any agreement, , obligation or covenant of Purchaser under this Agreement; or (iii) the operation of the Purchaser's business after the Closing.

     Any claims for indemnification under this Section 7.2 must be made by written notice to Purchaser and, with respect to claims for indemnification arising in connection with any breach of any representation or warranty given or made by Purchaser, within the applicable time period specified in Section 6.1.

     7.3. Escrow, Right of Set Off. Upon notice to Seller specifying in reasonable detail the basis for such set-off, Purchaser may set off any amount to which it may be entitled under this Article VII against the number of shares of FiNet Stock held by the Escrow Agent pursuant to and in accordance with the terms of the Escrow Agreement and subject to Seller's right to dispute such claim in accordance with the terms of the Escrow Agreement. Such right of set-off will constitute Purchaser's sole remedy for any amount to which it may be entitled under this Article VII.

     7.4. Third-Party Claims.

          (a) Reasonably promptly after service of notice of any claim or of process by any third person in any matter in respect of which indemnity may be sought pursuant to this Agreement, the party asserting such claim (the "Indemnified Party") shall notify the other party (the "Indemnifying Party") of the receipt thereof Failure to give such notice reasonably promptly shall not relieve the Indemnifying Party of its obligation hereunder, except to the extent such delay in providing the notice adversely affects the Indemnifying Party's ability to defend any claims set forth in such notice. Thereupon, the Indemnifying Party will assume solely the defense thereof by representatives chosen by itl provided, that the Indemnified Party shall be entitled to participate in such action and to employ counsel at its own expense to assist in the handling of such claim.

          (b) If the Indemnifying Party, within a reasonable time after notice of such claim, fails to assume the defense thereof, the Indemnified Party shall (upon 10 days' prior notice to the Indemnifying Party) have the right to undertake the defense or, to undertake a compromise or settlement of such claim on behalf of and for the account and risk of the Indemnifying Party. During any period when the Indemnifying Party is contesting any such claim in good faith, the Indemnified Party shall not pay, compromise or settle such claim without the Indemnifying Party's consent; provided, that the Indemnified Party may nonetheless pay, compromise or settle such claim without such consent during such period, in which event it shall, automatically and without any further action on its part, waive any right (whether or not pursuant to this Agreement) to indemnity in respect of all losses, liabilities, damages or expenses relating to such claim.

          (c) Anything in this Section 7.4 to the contrary notwithstanding, the Indemnifying Party shall not, without the written consent of the Indemnified Party (which consent shall not be withheld unreasonably or delayed), settle or compromise any claim or consent to the entry of any judgment which imposes any future obligation on the Indemnified Party or which does not include an unconditional release by the claimant or plaintiff to the Indemnified Party from all liability in respect of such claim.

     7.5. Assistance. The Indemnified Party shall, and shall cause its affiliates to, provide the Indemnifying Party with such assistance (without charge) as may reasonably be requested by the Indemnifying Party in connection with any indemnification or defense provided for herein, including, without limitation, providing the Indemnifying Party with such information, documents and records and reasonable access to the services of and consultations with such personnel of the Indemnified Party or its affiliates as the Indemnifying Party shall be reasonably necessary (provided that such access shall not unreasonably interfere with the performance of the duties performed by or responsibilities of such personnel) and any reasonable out of pocket costs incurred in connection therewith shall be borne by the Indemnifying Party.

     7.6. Effect on Taxes and Insurance. The determination of the amount of any Losses for which indemnification may be claimed under this Article VII shall be net of any tax benefits realized and insurance proceeds received (less any Taxes due on account of such insurance benefits) by the party incurring such Losses.

     7.7. Limits on Indemnified Claims. Seller shall not be required to provide indemnification under Section 7.1 above, unless Purchaser's Losses for all claims for indemnification shall exceed in the aggregate $150,000 (the "Basket Amount"), and Seller's obligations of indemnification shall be only for amounts in excess of the Basket Amount.

                                  ARTICLE VIII

                                  MISCELLANEOUS

     8.1. Integration, Amendment.

     This Agreement and the Schedules and Exhibits attached hereto constitute the entire agreement and understanding of the parties relating to the subject matter hereof and supersede all prior agreements and understandings, whether oral or written, relating to the subject matter hereof The terms of this Agreement cannot be changed, modified, released or discharged orally.

     8.2. Parties in Interest, Assignment. This Agreement shall be binding upon, and inure to the benefit of, the parties and their respective heirs, personal representatives, successors and permitted assigns. This Agreement is not made for the benefit of any person, firm, corporation or association not a party to this Agreement (or their respective successors or assigns), and no person, firm, corporation or association other than the parties or their successors or permitted assigns shall acquire or have any right under or by virtue of this Agreement. This Agreement may not be assigned by Purchaser without the prior written consent of Seller or by Seller without the prior written consent of Purchaser; provided, however, that this Agreement may be assigned by Purchaser or any permitted assignee of Purchaser to any corporation directly or indirectly wholly owned by Purchaser's ultimate parent or to any transferee or successor of substantially all of the business of Purchaser; provided further, however, that no such assignment shall limit or affect Purchaser's obligations under this Agreement. Any assignment (other than the assignments permitted hereunder) without the prior written consent of the other party shall be void.

     8.3. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     8.4. Headings. The headings in this Agreement are included for convenience of reference only and shall not in any way affect the meaning or interpretation of this Agreement.

     8.5. Waiver, Requirement of Writing. This Agreement cannot be changed or any performance, term or condition waived in whole or in part except by a writing signed by the party against whom enforcement of the change or waiver is sought. Any term or condition of this Agreement may be waived at any time by the party entitled to the benefit thereof No delay or failure on the part of any party in exercising any rights under this Agreement, and no partial or single exercise thereof, will constitute a waiver of such rights or of any other rights hereunder.

     8.6. Expenses. Each of the parties shall pay, without right of reimbursement from the other party, all the costs incurred by it incident to the preparation, execution and delivery of this Agreement, and the performance of its obligations hereunder.

     8.7. Notices. Any notice, request, consent, waiver or other communication required or permitted hereunder shall be effective only if it is in writing and personally delivered or sent by telecopy or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand or telecopied, or if mailed, five days after mailing (two business days in the case of express mail or overnight courier service), as follows:

         If to Seller:

                  Mr. Robert J. Ross
                  c/o Lowestrate.com, Inc.
                  700 West Germantown Pike, Suite 100
                  East Norriton, Pennsylvania 19403

                  with a copy to:

                  Duane, Morris & Heckscher LLP
                  One Liberty Place
                  Philadelphia, Pennsylvania 19103-7396
                  Attention: David C. Toner, Esq.

         If to Purchaser:

                  FiNet.com, Inc.
                  3021 Citrus Circle, Suite 150
                  Walnut Creek, California 94598
                  Attention: Mr. Mark L. Korell, Chairman and Chief Executive Officer

         with copies to:

                  D. Allen Malmuth, Esq.
                  FiNet.com, Inc.
                  3021 Citrus Circle, Suite 150
                  Walnut Creek, California 94598

                  and

                  Severson & Werson
                  One Embarcadero Center, Suite 2600
                  San Francisco, California 94111
                  Attention: Roger S. Mertz, Esq.

or such other person or address as the addressee may have specified in a notice duly given to the sender as provided herein.

     8.8. Dispute Resolution. Any controversy, dispute or claim (whether lying in contract or tort) between or among the parties arising out of or related to this Agreement shall be submitted to arbitration in accordance with this Section 8.8.

     Each such controversy, dispute or claim submitted by a party to arbitration shall be heard by an arbitration panel composed of three arbitrators, in accordance with the following provisions. Purchaser and Seller shall each appoint one arbitrator within fifteen days after the matter has been submitted to arbitration. If any party fails to appoint its arbitrator within such fifteen day period, any party may apply to the American Arbitration Association (the "AAA") to appoint an arbitrator on behalf of the party that has failed to appoint its arbitrator. The two arbitrators appointed by, or on behalf of, the parties shall jointly appoint a third arbitrator, who shall chair the arbitration panel (the "Chairman"). If the arbitrators appointed by, or on behalf of, the parties do not succeed in appointing a Chairman within fifteen days after the latter of the two arbitrators appointed by, or on behalf of, the parties has been appointed, the Chairman shall, at the request of either party, be appointed by the AAA. If for any reason an arbitrator is unable to perform his or her function, he or she shall be replaced, and a substitute shall be appointed in the same manner as the arbitrator replaced.

     Except as otherwise stated in this Agreement, arbitration proceedings shall be conducted in accordance with the Commercial Arbitration Rules of the AAA. In any arbitration proceeding hereunder (i) proceedings shall, unless otherwise agreed by the parties, be held in Philadelphia, Pennsylvania, if initiated by Purchaser, and San Francisco, California, if initiated by Seller; (ii) the arbitration panel shall have no power to award punitive damages; and (iii) the decision of a majority of the arbitrators (or the Chairman if there is no such majority) shall be final and binding on the parties to this Agreement and shall be enforceable in any court specified in Section 8.9 below. The parties hereby waive any rights to appeal or to review of such decision by any court or tribunal and also waive any objections to such enforcement. THE PARTIES HEREBY AGREE TO WAIVE ALL RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY CONTROVERSY, DISPUTE OR CLAIM SUBMITTED TO ARBITRATION UNDER THIS AGREEMENT.

     Notice preliminary to, in conjunction with, or incident to any arbitration proceeding may be sent to the parties by registered or certified mail (return receipt requested) at the address set forth in Section 8.7, and personal service is hereby waived.

     8.9. Applicable Law, Consent to Jurisdiction. Without limiting the provisions of Section 8.8, this Agreement will be construed and interpreted in accordance with and governed by the internal laws of the State of Delaware without regard to conflicts of laws principles. Each of the parties irrevocably and unconditionally consents to submit to the non-exclusive jurisdiction of the courts of the State of California or the Commonwealth of Pennsylvania and of the United States of America located in the City and County of San Francisco the City and County of Philadelphia, as the case may be, for the entry and enforcement of any award resulting from any arbitration proceeding pursuant to
Section 8.8.

     8. 10. Public  Announcements.  The Parties to this Agreement shall not make any press release or public announcement with respect to the transactions contemplated in this Agreement without obtaining the prior approval of the other parties.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be duly executed by their respective officers there unto duly authorized, as of the date first above written.


                                           Seller:

                                              LOWESTRATE.COM, INC.

                                              By    /s/ Robert J. Ross
                                                 -------------------------------
                                                    Its President

                                           Purchaser:

                                              FiNET.COM, INC.

                                              By    /s/ Mark L. Korell
                                                 -------------------------------
                                                    Its Chairman and CEO


                                              By    /s/ Gary Palmer
                                                 -------------------------------
                                                    Its Executive Vice President

                                            Shareholder:

                                                    /s/ Robert J. Ross
                                                 -------------------------------
                                                    Robert J. Ross

                       SCHEDULE OF EXHIBITS AND SCHEDULES

Exhibit                    Title

Exhibit A        Employment Agreement
Exhibit B        Registration Rights Agreement
Exhibit C        Services Agreement
Exhibit D        Escrow Agreement
Exhibit E        Covenant Not To Compete
Exhibit F        Covenant Not To Compete
Exhibit G        Consulting Agreement
Exhibit H        Loan Agreement
Exhibit I        Form of Opinion of Selling Parties' Counsel
Exhibit J        Form of Opinion of Purchaser's Counsel

Schedule No.               Title

Schedule 1.1(a)  Equipment
Schedule 1.1(d)  Assumed Contracts
Schedule 1.3     Excluded Assets
Schedule 3.3     Qualifications of Seller
Schedule 3.4     Non-Contravention; Consents
Schedule 3.5     Regulatory Approvals
Schedule 3.7     Subsidiaries and Equity Interests; Transactions with Affiliates
Schedule 3.8     Financial Statements
Schedule 3.9     Absence of Certain Changes or Events
Schedule 3.10    Assets Other Than Real Property Interests
Schedule 3.11    Real Property Leased
Schedule 3.12    Intellectual Property
Schedule 3.13    Insurance
Schedule 3.14(a) Commitments and Material Agreements
Schedule 3.14(b) Exceptions to Enforceability of Contracts, etc.
Schedule 3.15    Qualifications as Mortgage Broker; Transactions
Schedule 3.16    Origination Representations and Warranties; No Recourse
Schedule 3.17(c) Purchase of Mortgage Loans; Payments to Brokers
Schedule 3.17(d) Brokering of Mortgage Loans
Schedule 3.18    Legal Proceedings
Schedule 3.19    Taxes
Schedule 3.20    Compliance with Laws; Government Permits
Schedule 3.21    Environment
Schedule 3.22    Benefit Plans; Termination and Severance Agreements
Schedule 3.23    Employee and Labor Matters
Schedule 5.1     Employees
Schedule 5.3(b)  First Anniversary Vesting Conditions
Schedule 5.3(d)  Second Anniversary Vesting Conditions

                               TABLE OF CONTENTS

                                                                            Page

ARTICLE I PURCHASE AND SALE OF ASSETS .........................................1
    1.1. Purchase by Purchaser ................................................1
    1.2. Reserved Rights.......................................................2
    1.3. Excluded Assets.......................................................2
    1.4. Assumed Obligations...................................................2
    1.5. Closing...............................................................2

ARTICLE II PURCHASE PRICE .....................................................3
    2. 1. Purchase Price.......................................................3

ARTICLE III REPRESENTATIONS AND WARRANTIES REGARDING
    SELLER.....................................................................4
    3. 1. Organization, Books and Records......................................4
    3.2. Authority, Enforceability.............................................4
    3.3. Qualifications, etc...................................................4
    3.4. Non-Contravention ....................................................5
    3.5. Regulatory Approvals..................................................5
    3.6. Capitalization of Seller..............................................5
    3.7. Subsidiaries and Equfty Interests. Transactions with Affiliates.......5
    3.8. Financial Statements..................................................6
    3.9. Absence of Certain Changes or Events .................................6
    3.10. Assets Other than Real Property Interests............................6
    3.11. Real PropeLty Owned and Leased.......................................7
    3.12. Intellectual Property................................................7
    3.13. Insurance ...........................................................8
    3.14. Commitments..........................................................8
    3.15. Qualification as Mortgage Broker.....................................8
    3.16. Origination Representations and Warranties, No Recourse .............8
    3.17. Purchase of Mortgage Loans, Payments to Brokers .....................8
    3.18. Legal Proceedings....................................................9
    3.19. Taxes................................................................9
    3.20. Compliance with Laws, Government Permits ...........................10
    3.21. Environment.........................................................11
    3.22. Benefit Plans, Termination and Severance Agreements.................13
    3.23. Employee and Labor Matters .........................................13
    3.24. Powers of Attorney..................................................14
    3.25. Warehouse Lending...................................................14
    3.26. No Brokers .........................................................14
    3.27. No Undisclosed Material Liabilities ................................14
    3.28. Disclosure of Material Facts .......................................15

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER........................15
         4. 1. Orpanization...................................................15
         4.2. Authodty, Enforceability........................................15
         4.3. Non-Contravention...............................................15
         4.4. Regulatory Approvals ...........................................15
         4.5. No Brokers .....................................................16
         4.6. Absence of Certain Changes......................................16
         4.7. Litigation, Compliance with Laws................................16
         4.8. Capitalization .................................................16
         4.9. Issuance of the Shares..........................................16
         4. 10. Other Securities and Financial Statement Matters .............16

ARTICLE V FURTHER AGREEMENTS AND ASSURANCES...................................17
         5. 1. Employee Matters ..............................................17
         5.2. Further Action..................................................17
         5.3. Vesting of Escrowed.............................................18

ARTICLE VI SURVIVAL...........................................................18
         6. 1. Survival.......................................................19

ARTICLE VII INDEMNIFICATION...................................................19
         7. 1. Indemnification by Selling Parties.............................19
         7.2. Indemnification by Purchaser....................................20
         7.3. Escrow, Right of Set Off........................................20
         7.4. Third-Party Claims..............................................20
         7.5. Assistance......................................................21
         7.6. Effect on Taxes and Insurance...................................21
         7.7. Limits on Indemnified Claims....................................21

ARTICLE VIII MISCELLANEOUS ...................................................21
         8. 1. Integration, Amendment.........................................21
         8.2. Parties in Interest, Assignment.................................21
         8.3. Counterparts....................................................22
         8.4. Headings........................................................22
         8.5. Waiver, Requirement of Writing..................................22
         8.6. Expenses........................................................22
         8.7. Notices.........................................................22
         8.8. Dispute Resolution..............................................23
         8.9. Applicable Law, Consent to Jurisdiction.........................24
         8.10. Public Announcements...........................................24